APOGEE REPORTS IMPROVED FY2013 SECOND-QUARTER EARNINGS

•	Net sales increased 6 percent

•	EPS grew by $0.24 per share as architectural segment swung to profitability

•	Backlog grew 32 percent

MINNEAPOLIS, MN (September 19, 2012) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2013 second-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY13 SECOND QUARTER VS. PRIOR-YEAR PERIOD

▪	Revenues of $175.9 million were up 6 percent.

▪	Operating income was $7.6 million, compared to a loss of $2.7 million.

▪	Net earnings per share were $0.18, compared to a loss of $0.06.

▪	Per share earnings from continuing operations were $0.17, compared to a loss of $0.06.

•	Prior-year period included $0.05 per share of CEO transition costs.

▪	Architectural segment revenues increased 5 percent, with operating income of $3.0 million compared to a loss of $5.1 million.

•	Backlog grew $72.0 million, or 32 percent, to $299.0 million.

▪	Large-scale optical segment revenues increased 19 percent, with operating income of $5.2 million compared to $3.5 million.

▪	Cash and short-term investments totaled $68.3 million, compared to $45.3 million.

Commentary
“We delivered a better than expected second quarter, and in flat markets grew revenues 6 percent and improved earnings by 24 cents per share,” said Joseph F. Puishys, Apogee chief executive officer. “I’m pleased that the architectural segment returned to profitability in the quarter. In addition, both our architectural and large-scale optical segments grew their top and bottom lines, as well as their margins, and all our operations performed well.

“Our architectural segment backlog reached its highest level in 12 quarters and grew by more than 30 percent year on year, as our bidding activity strengthens,” he said. “And, we generated positive cash flow, allowing us to increase our cash and short-term investments position by $23 million after ongoing capital investments for productivity and growth.”

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY13 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

▪	Revenues of $156.4 million were up 5 percent, as a result of share gains in the installation and storefront businesses.

▪	Operating income was $3.0 million, compared to a loss of $5.1 million.

•
Results improved from the prior-year period, with higher architectural glass pricing and the impact from storefront and installation volume growth and good operational performance throughout the segment.

▪	Backlog was $299.0 million, compared to $267.3 million in the first quarter and $227.0 million in the prior-year period.

•	Approximately $166 million, or 56 percent, of the backlog is expected to be delivered in fiscal 2013, and approximately $133 million, or 44 percent, in fiscal 2014.

Large-Scale Optical Technologies

▪	Revenues of $19.6 million were up 19 percent.

▪	Operating income was $5.2 million, compared to $3.5 million.

•	Operating margin was 26.5 percent, compared to 21.4 percent.

▪	Significant improvement in revenues and operating income resulted from a better mix of higher value-added glass and acrylic across all picture framing sectors.

Financial Condition

▪	Long-term debt was $30.8 million, compared to $20.9 million at the end of fiscal 2012.

•	Long-term debt includes $30.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

•	Cash and short-term investments totaled $68.3 million, compared to $79.3 million at the end of fiscal 2012 and $45.3 million in the prior-year period.

▪	Non-cash working capital was $57.4 million, compared to $44.4 million at the end of fiscal 2012 and $68.2 million in the prior-year period.

▪	Capital expenditures year to date were $15.7 million for productivity and growth investments. This compares to $3.6 million in the prior-year period.

▪	Depreciation and amortization year to date was $13.1 million.

OUTLOOK
“With our second-quarter earnings, the quality of our architectural backlog and the visibility this backlog provides for the remainder of the year, we are increasing our earnings outlook for fiscal 2013 to $0.56 to $0.64 per share, from $0.48 to $0.58 per share,” said Puishys.

“We continue to anticipate mid single-digit revenue growth for the full year, despite market indicators pointing to a low- to no-growth year,” he said. “We believe growth will continue to come from share gain by our architectural businesses.

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“For the full year, we continue to expect positive free cash flow after spending capital of $25 to $30 million for investments to improve productivity, increase capacity and introduce new products, as well as for maintenance requirements,” Puishys said.

“I believe that our focus on operational improvements, new geographies, new products and new markets will continue to deliver improving top- and bottom-line results during fiscal 2013 and beyond,” Puishys said. “Apogee has significant opportunities to grow domestically and internationally.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, September 20. To participate in the teleconference, call 1-800-299-7089 toll free or 617-801-9714 international, access code 59216043. The replay will be available from noon Central Time on September 20 through midnight Central Time on Thursday, September 27, by calling 1-888-286-8010 toll free, access code 58277400. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

▪
Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

▪	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term investments, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) cost of compliance with governmental regulations relating to hazardous substances; and v) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	September 1, 2012	August 27, 2011	Change	September 1, 2012	August 27, 2011	Change

Net sales	$175,940	$165,557	6%	$330,074	$318,895	4%
Cost of goods sold	139,803	139,605	—%	262,862	269,257	(2)%
Gross profit	36,137	25,952	39%	67,212	49,638	35%
Selling, general and administrative expenses	28,584	28,629	—%	57,342	55,743	3%
Operating income (loss)	7,553	(2,677)	N/M	9,870	(6,105)	N/M
Interest income	43	277	(84)%	315	554	(43)%
Interest expense	251	300	(16)%	614	609	1%
Other income, net	155	91	70%	173	94	84%
Earnings (loss) from continuing operations before income taxes	7,500	(2,609)	N/M	9,744	(6,066)	N/M
Income tax expense (benefit)	2,681	(932)	N/M	3,319	(2,212)	N/M
Earnings (loss) from continuing operations	4,819	(1,677)	N/M	6,425	(3,854)	N/M
Earnings from discontinued operations	238	—	N/M	238	—	N/M
Net earnings (loss)	$5,057	$(1,677)	N/M	$6,663	$(3,854)	N/M
Earnings per share - basic:
Earnings (loss) from continuing operations	$0.17	$(0.06)	N/M	$0.23	$(0.14)	N/M
Earnings from discontinued operations	$0.01	—	N/M	$0.01	—	N/M
Net earnings (loss)	$0.18	$(0.06)	N/M	$0.24	$(0.14)	N/M
Average common shares outstanding	27,922,058	27,795,705	—%	27,854,913	27,828,752	—%
Earnings per share - diluted:
Earnings (loss) from continuing operations	$0.17	$(0.06)	N/M	$0.23	$(0.14)	N/M
Earnings from discontinued operations	$0.01	—	N/M	$0.01	—	N/M
Net earnings (loss)	$0.18	$(0.06)	N/M	$0.24	$(0.14)	N/M
Average common and common
equivalent shares outstanding	28,436,466	27,795,705	2%	28,329,766	27,828,752	2%
Cash dividends per common share	$0.0900	$0.0815	10%	$0.1800	$0.1630	10%

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

	Business Segments Information
	(Unaudited)
	Thirteen	Thirteen		Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	September 1, 2012	August 27, 2011	Change	September 1, 2012	August 27, 2011	Change
Sales
Architectural	$156,368	$149,142	5%	$291,245	$284,429	2%
Large-Scale Optical	19,571	16,415	19%	38,829	34,466	13%
Eliminations	1	—	N/M	—	—	—
Total	$175,940	$165,557	6%	$330,074	$318,895	4%
Operating income (loss)
Architectural	$3,030	$(5,123)	N/M	$1,140	$(12,176)	N/M
Large-Scale Optical	5,196	3,516	48%	10,464	8,148	28%
Corporate and other	(673)	(1,070)	37%	(1,734)	(2,077)	17%
Total	$7,553	$(2,677)	N/M	$9,870	$(6,105)	N/M

	Consolidated Condensed Balance Sheets
	(Unaudited)
	September 1,	March 3,
	2,012	2,012
Assets
Current assets	$233,644	$229,439
Net property, plant and equipment	162,898	159,547
Other assets	110,933	104,118
Total assets	$507,475	$493,104
Liabilities and shareholders' equity
Current liabilities	$107,947	$105,771
Long-term debt	30,849	20,916
Other liabilities	45,540	45,219
Shareholders' equity	323,139	321,198
Total liabilities and shareholders' equity	$507,475	$493,104

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	September 1, 2012	August 27, 2011

Net earnings (loss)	$6,663	$(3,854)
Net earnings from discontinued operations	(238)	—
Depreciation and amortization	13,113	13,876
Stock-based compensation	2,318	2,012
Other, net	400	796
Changes in operating assets and liabilities	(11,726)	(27,547)
Net cash provided by (used in) continuing operating activities	10,530	(14,717)
Capital expenditures	(15,679)	(3,577)
Proceeds on sale of property	18	10,313
Acquisition of intangibles	—	(58)
Net (purchases) sales of restricted investments	(7,920)	10,861
Net (purchases) sales of marketable securities	(14,593)	8,822
Investments in life insurance	(900)	(1,435)
Net cash (used in) provided by investing activities	(39,074)	24,926
Proceeds from issuance of debt	10,000	—
Payments on debt	(86)	(1,250)
Shares withheld for taxes, net of stock issued to employees	(554)	(752)
Dividends paid	(5,193)	(4,579)
Other, net	(4)	(66)
Net cash provided by (used in) financing activities	4,163	(6,647)
Cash used in discontinued operations	(97)	(3,263)
(Decrease) increase in cash and cash equivalents	(24,478)	299
Effect of exchange rates on cash	4	10
Cash and cash equivalents at beginning of year	54,027	24,302
Cash and cash equivalents at end of period	$29,553	$24,611

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com